FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE

August 23, 2011

First PacTrust Bancorp, Inc. Announces Quarterly Dividend Increase

CHULA VISTA, CA – August 23, 2011 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that its Board of Directors has declared a quarterly cash dividend of eleven and one-half cents ($0.115) per share on its outstanding common stock. The dividend will be payable on October 3, 2011 to shareholders of record as of September 9, 2011.

Gregory Mitchell, President and Chief Executive Officer of the Company, said “Following completion of a review of our capital position, balance sheet, earnings forecasts and long-term growth projections, the Board of Directors elected to increase our cash dividend from $0.11 to $0.115 per share.  Based upon the closing price of $11.66 on August 23, 2011, this increased dividend rate results in an annualized dividend yield of 3.945%.”

Mr. Mitchell noted that this will be the second cash dividend that is subject to the Company’s new Dividend Reinvestment Plan, in which all registered shareholders participate unless an “opt-out” form is submitted by the shareholder to the Company’s transfer agent, Registrar and Transfer Company. Participants in the DRIP program are able to covert the value of their cash dividend into the direct purchase of stock from the Company at a 3% discount from the applicable market price.

The Company’s stock is traded on the NASDAQ Global Market under the symbol "FPTB". First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank currently operates through eleven banking offices serving primarily San Diego and Riverside Counties in California.  Pacific Trust Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Contact:

First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO

Phone: (619) 691-1519 x-4474